American Funds Distributors, Inc.
333 South Hope Street
Los Angeles, California 90071
Telephone 800/421-5475, ext. 59

CLASS F SHARE PARTICIPATION AGREEMENT

Ladies and Gentlemen:

We have entered into a principal underwriting agreement with each Fund in The American Funds Group (Funds) under which we are appointed exclusive agent for the sale of Class F shares (Shares) of the Funds. You have represented that you maintain a fee-based program(s) or you place trades for your representatives, your affiliates, or third-party broker-dealers that maintain fee-based programs (Program or Programs) under which your or their clients (Clients) may purchase shares of participating open-end investment companies at net asset value.  We are willing to make available to you Shares of the Funds as are qualified for sale in your state for purchase by Clients through the Program(s) identified on Schedule A, subject to the terms and conditions below and the Fund Prospectuses.

1.	Authorization to Sell
You may offer to Clients that are participating in the Program Shares of the Funds only at the regular public price currently determined by the respective Funds in the manner described in their offering Prospectuses. The offering Prospectuses and this Agreement set forth the terms applicable to your making Fund Shares available to your clients and all other representations or documents are subordinate. If you offer Class A shares of the Funds on a load-waived basis pursuant to an Addendum to your American Funds Selling Group Agreement, that Addendum is terminated as to any new accounts effective March 15, 2001.  However, you may continue to offer Class A shares of the Funds on a load-waived basis to accounts existing on March 15, 2001.

2.	Compensation for Sales of Fund Shares
In consideration of your making Shares of the Funds available through the Program, we will pay you compensation on a quarterly basis at the annual rate of 0.25% of the average daily net asset value of Shares of Funds listed on Schedule A that are held in an account assigned to you.  The payment of this compensation is subject to the limitations contained in each Fund’s Plan of Distribution and may be varied or discontinued at any time.

You agree that if you are assigned to an account holding Class F shares of the Funds that were converted from Class C shares of the Funds and those Class F shares are held outside of a Program, you will pass through a portion of the fee paid under this section to the financial adviser associated with the account.

3.	Compensation for Administrative Services
You may be eligible to receive compensation for providing certain administrative services in respect of Shares of the Funds if you meet the requirements of and enter into a Class F Share Administrative Services Agreement with Capital Research and Management Company.

4.	Order Processing
Any order by you for the purchase of Shares of the respective Funds through us shall be accepted at the time when it is received by us (or any clearinghouse agency that we may designate from time to time), and at the offering and sale price next determined, unless rejected by us or the respective Funds.  In addition to the right to reject any order, the Funds have reserved the right to withhold shares from sale temporarily or permanently. We will not accept any order from you that is placed on a conditional basis or subject to any delay or contingency prior to execution. The Shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected New York or Los Angeles Clearing House funds.  If payment for the Shares purchased is not received within three days after the date of confirmation the sale may be cancelled, by us or by the respective Funds, without any responsibility or liability on our part or on the part of the Funds.  In such event, we and/or the respective Funds may hold you responsible for any loss, expense, liability or damage, including loss of profit suffered by us and/or the respective Funds resulting from your delay or failure to make payment as aforesaid.

You shall place orders for the purchase and redemption of Shares as described in the Class F Shares Administrative Services Agreement with Capital Research and Management Company.

5.	Timeliness of Submitting Orders
You are obliged to date and indicate the time of receipt of all orders you receive from your clients and to transmit promptly all orders to us in time to provide for processing at the price next determined after receipt by you, in accordance with the Prospectuses.  You are not to withhold placing with us orders received from any customers for the purchase of Shares.  You shall not purchase Shares through us except for the purpose of covering purchase orders already received by you, or for your bona fide investment.

6.	Processing Redemption Requests
You shall not purchase any Share of any of the Funds from a record holder at a price lower than the net asset value next determined by or for the Funds’ Shares.

7.	Prospectuses and Marketing Materials
We shall furnish you without charge reasonable quantities of offering Prospectuses, with any supplements currently in effect, and copies of current shareholder reports of the Funds, and sales materials issued by us from time-to-time.  In the purchase of Shares through us, you are entitled to rely only on the information contained in the offering Prospectus(es).  You may not publish any advertisement or distribute sales literature or other written material to the public that makes reference to us or any of the Funds (except material that we furnished to you) without our prior written approval.

8.	Effect of Prospectus
This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of Shares made in offering Prospectuses of the Funds, and to the applicable Rules of the NASD, which shall control and override any provision to the contrary in this Agreement.

9.	Relationship of Parties
You shall make available Shares of the Funds only through us.  In no transaction (whether of purchase or sale) shall you have any authority to act as agent for, partner of, or participant in a joint venture with us or with the Funds or any other entity having an Agreement with us.

10.	State Securities Qualification
We act solely as agent for the Funds and are not responsible for qualifying the Funds or their Shares for sale in any jurisdiction.  Upon written request we will provide you with a list of the jurisdictions in which the Funds or their Shares are qualified for sale. We also are not responsible for the issuance, form, validity, enforceability or value of Fund Shares.

11.	Representations
You represent that you are (a)(i) a properly registered or licensed broker or dealer under applicable federal and state securities laws and regulations, (ii) a member of the NASD, and (iii) not currently under an order suspending or terminating your membership with the NASD, or (b) an entity that is affiliated with an NASD-registered broker-dealer firm. You agree to notify us immediately if any of the foregoing representations is no longer true. (The provisions of this section do not apply to a broker or dealer located in a foreign country and doing business outside the jurisdiction of the United States.)

12.	Termination
Either of us may cancel this Agreement at any time by written notice to the other.

13.	Notices
All communications to us should be sent to the above address.  Any notice to you shall be duly given if mailed or sent by overnight courier to you at the address specified by you below.

Execute this Agreement in duplicate and return one of the duplicate originals to us for our file.  This Agreement (i) may be amended by notification from us and orders received following such notification shall be deemed to be an acceptance of any such amendment and (ii) shall be construed in accordance with the laws of the State of California.

Very truly yours,
Accepted:
AMERICAN FUNDS DISTRIBUTORS, INC.

Firm

By:                                                                           By:
Officer or Partner                                                                           Kevin G. Clifford
President
Address:

Date: